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                                                                    Exhibit 99.1
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AUTODESK AND DISCREET ANNOUNCE AMENDED ACQUISITION TERMS

COMPANIES EMPHASIZE STRATEGIC VALUE TO CUSTOMERS AND SHAREHOLDERS

SAN RAFAEL, Calif. and MONTREAL, Quebec--(Nov. 18, 1998)--Autodesk, Inc. (Nasdaq: ADSK) and Discreet Logic Inc. (Nasdaq: DSLGF) today announced that the two companies have amended the definitive agreement entered into in August 1998 that provides for the acquisition of Discreet Logic by Autodesk. Under the amended agreement, Autodesk will issue 0.48 shares of common stock for each outstanding share of Discreet Logic stock, which reduces the originally announced exchange ratio of 0.525. In addition, the reciprocal termination fees have increased. The acquisition is intended to be accounted for as a pooling-of-interests and is subject to several conditions, including the approval of the shareholders of both companies. The transaction is expected to close in late December or in early January.

"We continue to be very excited about the strategic combination of Autodesk and Discreet which is intended to create the industry's premier line of digital content creation tools," said Carol Bartz, Autodesk Chairman and CEO. "However, with the short term business environment changing, we need to provide terms that are beneficial to shareholders of both companies."

"The long term strategic value and vision of this combination has not changed, and together we can deliver best-of-class products to the large and growing entertainment markets," said Richard Szalwinski, Discreet Chairman and CEO. "We believe that shareholders and customers of both companies will benefit from what we will be able to achieve together."

In connection with the acquisition, Autodesk has suspended all stock repurchases under its systematic and supplemental stock repurchase plans, the Company's Board of Directors has rescinded its previous authorization of all plans, and accordingly, the Company has terminated all plans. Also associated with the rescission and acquisition, Autodesk intends to issue up to 3,000,000 additional shares previously acquired under its systematic and supplemental stock repurchase plans prior to the closing of the transaction.

Any forward looking statements in this release are necessarily subject to uncertainties based on various factors, including: whether any anticipated benefits of the merger will be realized; whether the closing conditions to the acquisition of Discreet will be satisfied and the acquisition consummated; the transaction being accounted for as a pooling-of-interests; the ability to successfully manage the integration of the two companies; business conditions in the worldwide digital imagery market; and the product release cycles and competitive conditions in the markets in which Autodesk and Discreet conduct business. Further information on potential factors which could affect the financial results of Autodesk and Discreet are included in Autodesk's Report on Form 10-Q for its second fiscal quarter ended July 31, 1998 and Discreet's Reports on Form 10-K for its fiscal year ended June 30, 1998 and on Form 10-Q for its first fiscal quarter ended September 30, 1998, each of which are on file with the Securities and Exchange Commission.
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About Autodesk, Inc.

Autodesk is the world's leading supplier of PC design software. The company's 2D and 3D products are used in many industries, including architectural and mechanical design, mapping, managing spatial data, film and video production, video game development and Web content development.

The fourth largest PC software company in the world, Autodesk has over three million customers in more than 150 countries. For more information, please visit the About Autodesk section of the Autodesk Web site. Autodesk shares are traded on the Nasdaq national market under the symbol ADSK.

About Discreet Logic Inc.

Discreet Logic, named as Canada's third fastest-growing company by PROFIT magazine, develops advanced systems and new media software used in the creation of digital imagery and serves three key markets: visual effects, editing and production.

Discreet products are used to develop imagery for video, broadcast, HDTV, the web, new media and feature films, including 1998 summer blockbuster "ARMAGEDDON," and Visual Effect Academy Award winners "Titanic" and "Independence Day." For further information, visit Discreet's Web site at www.discreet.com or e-mail info@discreet.com.